UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 22, 2004

MINERALS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-3295 (Commission file number)	25-1190717 (I.R.S. Employer Identification Number)
The Chrysler Building 405 Lexington Avenue New York, New York (Address of principal executive office)		10174-1901 (Zip Code)
(212) 878-1800 (Registrant's telephone number including area code)

Item 5.           Other Events

          On January 22, 2004, Minerals Technologies Inc. issued a press release concerning the declaration of a dividend.

News
For Immediate Release January 22, 2004	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. TO RAISE QUARTERLY DIVIDEND

----------

NEW YORK, January 22--Minerals Technologies Inc. (NYSE: MTX) today declared a regular quarterly dividend of $0.05 per share on the company's common stock. The dividend is payable on March 15, 2004 to stockholders of record on March 4, 2004. The dividend is an increase from the amount Minerals Technologies Inc. has historically paid, which had been $0.025 (two and a half cents) per share since it became a publicly owned company in October 1992.

          "Minerals Technologies continues to remain strong financially, despite these turbulent economic times," said Paul R. Saueracker, chairman, president and chief executive officer. "Given our strong balance sheet, the growth we have achieved since our inception and our confidence in the future profitable growth of the company, we decided that this was an appropriate time to raise our dividend to benefit our shareholders."

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

####

For further information about Minerals Technologies Inc. look on the internet at
http://www.mineralstech.com/

This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Item 12.          Results of Operations and Financial Condition

        On January 22, 2004, Minerals Technologies Inc. issued a press release concerning its financial performance for the fourth quarter of 2003.

News
For Immediate Release January 22, 2004	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS $0.64
IN DILUTED EARNINGS PER SHARE FOR FOURTH QUARTER

----------

Full Year 2003 Diluted Earnings Per Share Were $3.09 on Sales of $813.7 Million

----------

Fourth Quarter Results Include Restructuring and Asset Impairment Charges
Of $0.19 Per Share and A Favorable Tax Adjustment of $0.17 Per Share

----------

NEW YORK, January 22--Minerals Technologies Inc. (NYSE: MTX) today reported net income of $13.2 million for the fourth quarter of 2003, a 10-percent increase over $12.0 million earned in the fourth quarter of 2002. Operating income decreased 20 percent to $13.5 million from $16.8 million for the fourth quarter in 2002. Excluding charges for restructuring and asset impairments, operating income increased 19 percent to $20.0 million from $16.8 million. Diluted earnings per common share increased 8 percent to $0.64 from $0.59 in the prior year.

          During the fourth quarter, the company recorded pre-tax charges of approximately $6.5 million, or $0.19 per share, for asset retirements and workforce reductions. These charges were partially offset by a $0.17 per share tax adjustment due to the reversal of certain tax accruals as a result of the expiration of the statute of limitations on the company's U.S. tax returns for earlier years. This adjustment reduced the company's 2003 tax provision and increased net income in the quarter by $3.5 million, or $0.17 per share. Combined, these adjustments reduced earnings by $0.02 per share.

          The company's operating income for the full year 2003 was $77.2 million, a 5-percent decrease from $80.9 million for 2002. Excluding charges for restructuring and asset impairments, operating income was $83.7 million, a 4-percent increase over 2002. Additionally, as a result of the favorable tax adjustment, net income for the full year increased 18 percent in 2003 to $63.2 million compared with $53.8 million in the prior year, and diluted earnings per common share increased 18 percent to $3.09 compared with $2.61 in 2002. In the first quarter of 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of this accounting change, which was related to retirement obligations associated with the company's satellite PCC facilities and its mining properties, was a non-cash, after-tax charge to earnings of approximately $3.4 million. Income before the cumulative effect of this accounting change for the full year increased 24 percent, including the reversal of the tax accruals, to $66.7 million from $53.8 million. Diluted earnings per share before the cumulative effect of the accounting change were $3.26, a 25-percent increase over the previous year. Earnings per share were affected by the cumulative effect of an accounting change ($0.17 per share); the restructuring charges ($0.19 per share); and the favorable tax adjustment ($0.73 per share). Excluding these items, earnings per share grew 4 percent.

          "The fourth quarter was as difficult as we had anticipated," said Paul R. Saueracker, chairman, president and chief executive officer. "We continued to be affected by poor market conditions in the main industries we serve--paper and steel. Both sectors experienced shutdowns and curtailments in production that affected our product lines, but we continued to show growth."

          Worldwide sales in the fourth quarter increased 9 percent to $211.7 million from $194.7 million in the fourth quarter of 2002. For the fourth quarter, foreign exchange had a favorable impact on sales of approximately $10.4 million or 6 percentage points of growth. Worldwide sales for the full year 2003 were $813.7 million, an 8-percent increase over the $752.7 million reported in 2002. Foreign exchange had a favorable impact on sales of $32.6 million or 4 percentage points of growth for the full year.

          Worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $142.9 million in the fourth quarter, a 5-percent increase over the $135.9 million in the same period in 2002. For the full year, Specialty Minerals sales increased 7 percent to $557.1 million compared with $520.1 million for 2002. For the fourth quarter, income from operations of $9.3 million declined 24 percent from $12.3 million in the fourth quarter of 2002. Excluding charges for restructuring and asset impairments, Specialty Minerals' operating income was $13.0 million compared with $12.3 million in the same period in 2002, a 6-percent increase. During the fourth quarter of 2002, the company increased its provision for bad debt by $3 million as a result of the bankruptcy of Great Northern Paper Inc., which is now Katahdin Paper Company. Growth in operating income for this segment was affected by the company's agreement with International Paper Company and the December 2002 shutdown of the satellite plant at a paper mill in Maine owned by Great Northern. The agreement with International Paper extended eight satellite PCC plant supply contracts and initiated joint efforts to develop new mineral-based products for papermaking applications. Specialty Minerals' operating income for the full year was $55.4 million, an 8-percent decrease from $60.0 million in 2002. Excluding charges for restructuring and asset impairments, Specialty Minerals' operating income for the full year was $59.2 million, a 1-percent decrease from the $60.0 million reported in 2002.

          Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 2 percent from $109.2 million in the fourth quarter of 2002 to $111.7 million in the same period in 2003. For the full year, PCC sales increased 3 percent from $423.0 million in 2002 to $436.1 million.

          Paper PCC volume from satellite plants declined 1 percent for the fourth quarter and increased slightly for the full year. Volumes were affected by the paper mill shutdowns, curtailments in production and the temporary shutdown of the satellite PCC plant in Maine. In addition, the agreement with International Paper in May 2003 created a slight reduction in sales growth. These items were more than offset by the favorable impact of foreign exchange.

          During the fourth quarter, the company's satellite PCC plant at Sipitang, Sabah, Malaysia, became operational. This satellite plant at a paper mill owned by Sabah Forest Industries Sdn.Bhd., represents one unit of capacity, which is equivalent to 25,000 to 35,000 tons of PCC produced annually. Today, Minerals Technologies operates or has under construction 54 satellite PCC plants in 17 countries.

          The company continues to focus its efforts on penetrating the paper coating market for its new PCC products. The merchant PCC plant in Walsum, Germany, will be operational in September 2004. The initial capacity of the modular plant will be 125,000 metric tons per year of sophisticated PCC coating products for use in high-quality publication and graphic art papers. Walsum is central to one of the world's largest concentrations of manufacturing of these types of high-quality papers. The merchant PCC plant at Hermalle, Belgium, is producing coating grade PCC for trials at paper mills in Europe. In addition, Minerals Technologies continues to work to penetrate the coated paper market in North America.

          "In 2003, United States printing and writing paper shipments totaled an estimated 22.4 million tons, 2.8 percent below 2002 shipments, according to Resource Information Systems Inc. Demand for uncoated freesheet, which is our largest market for PCC, remained weak with U.S. production running approximately 1 percent below 2002, continuing several consecutive years of decline," said Mr. Saueracker. "Despite this sluggish production, we were still able to maintain our PCC volumes for the full year at more than 3.4 million tons. We remain optimistic that in 2004 our PCC programs will continue to grow and that we will sign contracts for additional satellite plants."

          The Specialty PCC product line reflected a slight decline in sales in the fourth quarter and the full year. Specialty PCC also continued to be weak as the result of poor industry conditions and competition in the calcium supplement market. The merchant PCC manufacturing facility in Mississippi has shown improved sales levels but remains below its expected volumes.

          Worldwide sales of Processed Minerals products increased 17 percent in the fourth quarter to $31.2 million from $26.7 million for the same period in the previous year. For the full year, Processed Minerals product sales increased 25 percent to $121.0 million from $97.1 million in 2002. This increase is attributable primarily to the September 2002 acquisition of Polar Minerals Inc., a producer of industrial minerals in the Midwest United States. Full year sales excluding Polar Minerals increased 9 percent. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          In the company's Refractories segment, sales for the fourth quarter were $68.8 million, a 17-percent increase over the $58.8 million recorded in the fourth quarter of 2002. Sales for the full year for the Refractories segment were $256.6 million, a 10-percent increase over $232.6 million in the previous year. The increase in sales for the Refractories segment for the year was attributable primarily to increased sales of equipment and application systems in Europe and the strong currency in Europe. Operating income for the fourth quarter for the Refractories segment was $4.3 million, a 7-percent decline from the prior year. Excluding charges for restructuring and asset impairments, operating income for the Refractories segment was $7.0 million, a 53-percent increase over $4.6 million recorded during the same period in 2002. For the full year, Refractories' operating income was $21.8 million, a 5-percent increase over $20.9 million for 2002. Excluding charges for restructuring and asset impairments, operating income for the Refractories segment for the full year increased 18 percent.

          "Although steel production in the fourth quarter in the United States increased 3 percent from third quarter levels, production was down about 5 percent from the previous year and steel capacity utilization was running at about 80 percent," said Mr. Saueracker. "In addition, during the first 10 months of the year, we saw 8 North American steel companies file for bankruptcy. Despite these factors, Refractories showed a strong performance for the quarter."

          Mr. Saueracker concluded: "Despite pronouncements that the economy is recovering, we still see weakness in the two main industries we serve--paper and steel. We are hopeful that the improvement in the rest of the U.S. economy will carry through to these industries. However, unlike a number of manufacturers, we continue to show growth in sales and net income. The fundamentals of our businesses remain strong and we have taken the necessary steps to position ourselves for continued growth and improved profitability in the coming year."

####

Minerals Technologies will sponsor a conference call tomorrow, January 23, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

----------

This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

----------

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Fourth Quarter		%	Full Year		%

	2003	2002	Change	2003	2002	Change

Net sales	$211,685	$194,718	9	$813,743	$752,680	8
Operating costs and expenses:
Cost of goods sold	160,940	148,912	8	615,749	567,985	8
Marketing and administrative expenses	21,987	19,103	15	83,809	74,160	13
Research and development expenses	6,436	5,864	10	25,149	22,697	11
Bad debt expenses	2,276	4,014	(43)	5,307	6,214	(15)
Restructuring charges	3,323	0	*	3,323	0	*
Write-down of impaired assets	3,202	0	*	3,202	750	*
Income from operations	13,521	16,825	(20)	77,204	80,874	(5)

Non-operating deductions - net	1,292	1,100	17	4,860	5,140	(5)

Income before provision for taxes
on income and minority interests	12,229	15,725	(22)	72,344	75,734	(4)

Provision (benefit) for taxes on income	(1,174)	3,133	*	4,116	20,220	(80)

Minority interests	201	593	(66)	1,575	1,762	(11)

Income before cumulative effect of accounting change	13,202	11,999	10	66,653	53,752	24

Cumulative effect of accounting change, net of tax	0	0		3,433	0

Net income	$13,202	$11,999	10	$63,220	$53,752	18

Weighted average number of common shares outstanding:
Basic	20,429	20,151		20,208	20,199

Diluted	20,666	20,370		20,431	20,569

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.65	$0.60	8	$3.30	$2.66	24
Cumulative effect of accounting change	0	0		(0.17)	0
Basic earnings per share	$0.65	$0.60	8	$3.13	$2.66	18

Diluted
Before cumulative effect of accounting change	$0.64	$0.59	8	$3.26	$2.61	25
Cumulative effect of accounting change	0	0		(0.17)	0
Diluted earnings per share	$0.64	$0.59	8	$3.09	$2.61	18

Cash dividends declared per common share	$0.025	$0.025		$0.10	$0.10

1) The Company recorded restructuring charges of $3.3 million and a write-down of impaired assets of $3.2 million in the fourth quarter of 2003. These charges reduced diluted earnings by approximately $0.19 per share. The asset impairment charges are related to the planned closure in the first quarter of 2004 of the Company's operations in River Rouge, Michigan and retirement of certain Synsil products assets that have been made obsolete through the development of an improved manufacturing process. The restructuring charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations and to lease termination costs.

2) Sales increased approximately 1% in the United States in the fourth quarter and 4% for the full year of 2003. International sales increased approximately 23% in the fourth quarter and 16% for the full year of 2003.

 3) As a result of the expiration during the third quarter of the statute of limitations on the Company's U.S. tax returns for earlier years, certain tax accruals have been reversed. This one-time, non-cash item resulted in a reduction to the tax provision for 2003 of approximately $15 million or $0.73 per share, and a reduction to the overall effective tax rate for 2003 to 5.7%. The revision to the effective tax rate, together with the year-to-date adjustment to the Company's tax provision resulting from this change, had the effect of increasing net income in the fourth quarter by $3.5 million or $0.17 per diluted share.

 4) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in the fourth quarter and $0.8 million for the full year of 2003. Such charges are included in cost of goods sold.

 5) The analyst conference call to discuss operating results for the fourth quarter and full year is scheduled for January 23, 2004 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			December 31,	December 31,
			2003*	2002**

	Current assets:
	Cash & cash equivalents		90,515	31,762
	Accounts receivable, net		147,600	129,608
	Inventories		86,378	82,909
	Other current assets		15,632	14,770
	Total current assets		340,125	259,049

	Property, plant and equipment		1,209,950	1,116,004
	Less accumulated depreciation		648,362	578,580
	Net property, plant & equipment		561,588	537,424

	Goodwill		52,721	51,291
	Other assets and deferred charges		81,066	52,113

	Total assets		1,035,500	899,877

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		33,522	31,331
	Accounts payable		44,217	37,435
	Other current liabilities		44,296	55,171
	Total current liabilities		122,035	123,937

	Long-term debt		98,159	89,020
	Other non-current liabilities		107,925	92,763
	Total liabilities		328,119	305,720

	Total shareholders' equity		707,381	594,157

	Total liabilities and shareholders' equity		1,035,500	899,877

*	Unaudited.
**	Condensed from audited financial statements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINERALS TECHNOLOGIES INC.

By:	/s/ S. Garrett Gray
S. Garrett Gray
Vice President, General Counsel and Secretary

Date: January 22, 2004